U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Information Statement

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☐	Definitive Information Statement

EGPI FIRECREEK, INC.
(Name of the Company as Specified in its Charter)

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INFORMATION STATEMENT
(Preliminary)

July 24, 2008

EGPI FIRECREEK, INC.
6564 Smoke Tree Lane
Scottsdale, Arizona 85253

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is furnished by the Board of Directors of EGPI Firecreek, Inc., a Nevada corporation (the “Company”), to the holders of record at the close of business on June 9, 2008 (“Record Date”), of the Company’s outstanding common voting stock, par value $0.001 per share (“Common Stock”) pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement informs shareholders of actions taken and approved on June 9, 2008 by the principal shareholders of the Company’s common stock including 845,129,827 (collectively, the “Majority Shareholders”). The Majority Shareholders are the beneficial owners of approximately 71.33% of the issued and outstanding shares. The only business of the meeting was as follows:

(i)
To amend the Company’s Articles of Incorporation to effect a Two Hundred (200) for One (1) reverse stock split, whereby, as of the Record Date, for every two hundred shares of Common Stock then owned, each stockholder shall receive one share of Common Stock;

(ii)	To elect five (5) members to the Company's Board of Directors to hold office until the Company's Annual Meeting of Shareholders in 2009 or until their successors are duly elected and qualified; and

(iii)	To ratify the appointment of Donahue Associates, L.L.C. as the Company's independent certified public accountants for the fiscal year ending December 31, 2008.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO
SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED
HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY

The Company’s Majority Shareholders are the beneficial owners of approximately 71.33% of the issued and outstanding shares of the Company’s $0.001 par value common voting stock (the “Common Stock”). The Majority Shareholders have voted for the reverse stock split, the election of members of the Board of Directors and the ratification of Donahue Associates, L.L.C. and the Company has received their executed Written Consents, effective on June 9, 2008. A complete summary of this matter is set forth herein.

The stockholders of record at the close of business on June 9, 2008 are being furnished copies of this Information Statement. This Information Statement is being mailed to the stockholders of the Company, commencing on or about _____ ___, 2008,

Accordingly, all necessary corporate approvals in connection with the matter referred to herein have been obtained, and this Information Statement is furnished solely for the purpose of informing the Company’s stockholders, in the manner required under the Securities Exchange Act of 1934, as Amended, of these corporate actions. This Information Statement is circulated to advise the Company’s shareholders of action already approved by written consent of the Majority Shareholders who collectively hold a majority of the voting power of our Common Stock. Pursuant to Rule 14c-2 under the Exchange Act the proposals will not be effective until twenty (20) days after the date this Information Statement is preliminarily filed with the Securities and Exchange Commission and a definitive Information Statement mailed to the shareholders. Therefore, this Information Statement is being sent to you for informational purposes only.

NO DISSENTERS’ RIGHTS

Pursuant to the Nevada Revised Statues, NRS 92A.300 to 92A.500 inclusive, none of the corporate actions described in this Information Statement will afford to stockholders the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY STOCKHOLDER APPROVAL HAS BEEN PREVIOUSLY OBTAINED FROM THE
MAJORITY SHAREHOLDERS

Table of Contents
Page

CONSENTING SHAREHOLDERS	1

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	2

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934	4

AMENDMENTS TO THE ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT OF COMMON STOCK	8

General	8
Background	8
Material Effects of the Reverse Stock Split	8
Effect on Fractional Stockholders	9
Effect on Registered and Beneficial Stockholders	9
Effect on Registered Certificated Shares	9
Procedure for Effecting Reverse Stock Split	9
Certain Risk Factors Associated with the Reverse Stock Split	9
Authorized Shares	10
Accounting Matters	10
Potential Anti-Takeover Effect	11
No Appraisal Rights	11
Federal Income Tax Consequences of the Reverse Stock Split	11

ELECTION OF DIRECTORS	4

APPOINTMENT OF DONAHUE ASSOCIATES L.L.C

SHAREHOLDERS SHARING AN ADDRESS	11

ADDITIONAL INFORMATION	12

SIGNATURE	13

APPENDIX A

CONSENTING SHAREHOLDERS

As of June 9, 2008, the Company had 1,184,257,619 issued and outstanding shares of Common Stock of which were entitled to one vote on any matter brought to a vote of the Company’s stockholders. By written consent in lieu of a meeting, dated June 9, 2008, the Board of Directors and the Majority Shareholders approved the following actions:

(ii)
To amend the Company’s Articles of Incorporation to effect a Two Hundred (200) for One (1) reverse stock split, whereby, as of the Record Date, for every two hundred shares of Common Stock then owned, each stockholder shall receive one share of Common Stock;

(ii)	To elect five (5) members to the Company's Board of Directors to hold office until the Company's Annual Meeting of Shareholders in 2009 or until their successors are duly elected and qualified; and

(iii)	To ratify the appointment of Donahue Associates, L.L.C. as the Company's independent certified public accountants for the fiscal year ending December 31, 2008.

Effective on June 9, 2008, the following Majority Shareholders of Record on June 9, 2008, who collectively owned approximately 845,129,827 shares, or 71.33% of our voting common stock, consented in writing to the proposed actions:

Present Issued and Outstanding	1,184,257,619	100%

	Shares
Name of Consenting Shareholder	Eligible	Percent(%)

Dennis R. Alexander	27,412,500	2.32%
Dutchess Private Equities Fund, Ltd.	703,213,667	59.53%
Dutchess Private Equities Fund, Ltd.	200,000,000	16.93%
Douglas Leighton	*903,213,667	76.46%
Michael Novielli	*903,213,667	76.46%
Theodore Smith	0	-%
Douglas D’ Agata	0	-%
Total Effective Votes	845,129,827	71.33%

* Consists of 703,213,667 shares of common stock and 200,000,000 shares of Common Stock underlying Series C Preferred Stock.

** Less than one percent (1%)

We are not seeking written consent from any of our shareholders and our other shareholders will not be given an opportunity to vote with respect to the transactions. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of:

•	Advising shareholders of the action taken by written consent by Nevada Law; and

•	Giving shareholders advance notice of the actions taken, as required by the Exchange Act.

Shareholders who were not afforded an opportunity to consent or otherwise vote with respect to the actions taken have no right under Nevada law to dissent or require a vote of all our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 22, 2008, the number of shares of Common Stock which were owned beneficially by (i) each person who is known by the Company to own beneficially more than 5% of its Voting Common Stock, and “Affiliates” of the Company, (ii) each director, (iii) each executive officer and affiliate and (iv) all directors and executive officers as a group. As of May 22, 2008, there were a total of 1,184,257,619 shares of our common stock issued and outstanding and 20,000,000 shares of our Series C Preferred Stock, whereby each share of Series C is convertible into ten shares of our common stock.

The following table sets forth the security ownership of executive officers, directors and certain beneficial owners of more than five percent (5%) of the Company’s Voting Common Stock as of May 22, 2008. Unless otherwise stated by footnote, the Company believes the shares indicated were held directly.

Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership		Eligible to Vote /1	Percent of Class /1

Common	Dennis R Alexander **/*** 6564 Smoke Tree Lane Scottsdale, Arizona 85253	29,412,500	*1	27,412,000	1.93%

Common	Rupert C. Johnson ** P.O. Box 3461 6 Place Des Eaux-Vives 1211 Geneva 3 Switzerland	87,846,340	2	84,496,340	5.95%

Common	Dutchess Private Equities Fund, Ltd. 50 Commonwealth Avenue, Suite 2 Boston, MA 02116.	703,213,667	3	703,213,667	50.80%

Preferred	Dutchess Private Equities Fund, Ltd. 50 Commonwealth Avenue, Suite 2 Boston, MA 02116.	200,000,000	4	200,000,000	14.45%

Common	Michael Novielli**	903,213,667	4	903,213,667	63.61%

Common	Douglas Leighton**	903,213,667	4	903,213,667	63.61%

Common	Theodore Smith**	*		*	*

Common	Douglas D' Agata**	*		*	*

Common	Dr. Mousa Hawamdah** c/o 6564 Smoke Tree Lane Scottsdale, Arizona 85253	11,270,174	*5	9,270,174	0.65%

Common	Dermot McAtamney** c/o 6564 Smoke Tree Lane Scottsdale, Arizona 85253	18,350,000	6	15,000,000	1.06%

Common	Melvena Alexander** c/o 6564 Smoke Tree Lane Scottsdale, Arizona 85253	4,815,000	*7	4,815,000	0.34%

Common and Preferred	All Officers and Directors as a Group (**5-Persons)	1,054,907,681		1,044,207,181	73.53%

/1 Percentages of Class are Calculated on Shares Eligible to Vote

* Persons noted by the underlined asterisk in the preceding table, and corresponding footnotes, are also part of and bound by a voting agreement, along with other shareholders.
** Messrs. McAtamney, Johnson, and Hawamdah, former Directors of the Company, were not re-elected to the Board of Directors
***As of December 26, 2008 Mr. Dennis Alexander, the Company’s Chairman and Chief Financial Officer, agreed to pledge all shares beneficially owned by him as collateral for all amounts owing by the Company to Dutchess Private Equities Fund, Ltd. (“Dutchess”), and further, as then conditioned by the status, disposition, and terms of the *voting agreement (please see “Exhibit 99.3” to a Report on Form 8-K filed April 7, 2005 incorporated herein by reference).
(a) For all Persons in the preceding table, and corresponding footnotes: Options, warrants, and preferred stock as applicable, are included in calculations as to each person’s beneficial ownership position.
(1)* Includes 27,412,500 shares owned directly by Mr. Alexander, including 300,000 in the name of his wife, Deborah L. Alexander. There are 50,000 shares in the name of Ashton Alexander and 50,000 shares in the name of Sarah Alexander, his two minor children, and he has voting power over 50,000 in the name of Aaron  Alexander, and 50,000 in the name of Julie Alexander-Schumacher, his wife’s adult children. Also reflected in the table are 2,000,000 shares of common restricted stock under presently exercisable stock options which may be purchased by Mr. Alexander after February 9, 2005. Not included in the table are 600,000 shares of common restricted stock under then presently exercisable stock options, which were available for purchase by Mr. Alexander after November 30, 2000, and as previously reported. These options have expired unexercised on November 30, 2007.
(2) Includes 16,500,000 shares Received directly by Mr. Johnson, along with 67,996,340 shares in which Mr. Johnson has voting power over the shares by virtue of being the General Manager of Tirion Group, Inc., the actual owner of the shares. Also reflected in the table: i) Tirion indirectly controls warrants to purchase 2,000,000 shares of common stock and has voting and dispositive power over the shares. Common shares underlying these presently exercisable warrants may be purchased by Tirion Group, Inc. after May 18, 2005; ii) As of February 2006, Tirion Group Inc. indirectly owns by virtue of an assignment, warrants to purchase 3,350,000 shares of common stock and has voting and dispositive power over the shares by virtue of Mr. Johnson being the General Manager of Tirion Group, Inc., the actual owner of these shares. Not reflected in the table: Warrants owned indirectly by Tirion to purchase 2,000,000 shares of common stock of which expired on May 18, 2007. Tirion had previously reported voting and dispositive power over such shares.
(3) Includes shares owned by Dutchess Private Equities Fund, Ltd. is a corporation formed under the laws of the Cayman Islands.  Douglas Leighton and Michael Novielli are the Directors of Dutchess Private Equities Fund, Ltd. and are members of the Company’s Board of Directors and, as such, they have voting and dispositive power over the securities beneficially owned by such entity. For further information please see information listed in Form 13-D filed on January 29, 2008. Also includes underlying shares of common stock to the Company’s Series C Preferred Stock which converts on the basis of one share of preferred stock for ten (10) shares of common stock. For further information please see information listed in Form 13-D filed on January 29, 2008.
(4) Consists of 703,213,667 shares of common stock and 200,000,000 shares of Series C Common Stock underlying Series C Preferred Stock.
(5)* Includes 9,270,174 shares owned directly by Dr. Hawamdah. Also included are 2,000,000 shares of common restricted stock under presently exercisable stock options, which may be purchased by Mr. Hawamdah after February 9, 2005.
(6) Includes 15,000,000 shares owned directly by Mr. McAtamney.  Mr. McAtamney indirectly owns warrants to purchase 3,350,000 shares of common stock and has voting and dispositive power over the shares by virtue of being the principal of DLM Asset Management, Inc., the beneficial owner of these shares. Common shares underlying these presently exercisable warrants may be purchased by DLM Asset Management, Inc. after June 14, 2005.
(7)* Includes 4,815,000 shares owned directly by Mrs. Alexander. 500,000 shares of common restricted stock under exercisable stock options, which were available for purchase by Mrs. Alexander after November 30, 2000 as previously reported, subsequently having expired unexercised on November 30, 2007.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s outstanding Common Stock, file with the Securities and Exchange Commission (the “Commission”) initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the Commission to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representation, all of the Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners have been satisfied, and all filings were made in a timely fashion.

ELECTION OF DIRECTORS

The following table sets forth certain information with respect to persons elected to the Board of Directors of the Company by the Written Consent:

NAME	AGE	POSITION WITH COMPANY
Dennis R. Alexander	54	Chairman
Douglas Leighton	40	Director
Michael Novielli	43	Director
Theodore Smith	31	Director
Douglas D’ Agata	38	Director

Messrs. McAtamney, Johnson, and Hawamdah, former Directors of the Company, were not re-elected to the Board of Directors.

BUSINESS EXPERIENCE OF CURRENT DIRECTORS AND OFFICERS
AT June 2008.

Dennis R. Alexander has served as Chairman, President and CFO of the Company and Firecreek Petroleum, Inc. since February 10, 2007. He served as Chairman and CFO of the Company and Firecreek Petroleum, Inc. since July 1, 2004 through February 9, 2007 having served as the President and Director of the Company from May 18, 1999 to June 30, 2004. In September 1998 he was a founder, and from January 19, 1999 through its acquisition with the Company served as President and Director of Energy Producers Group, Inc. From April 1997 through March 1998, served as CEO, Director, Consultant of Miner Communications, Inc., a media communications company. From April 26, 1997 through March, 1998 he was a director of Rockline, Inc., a private mining, resource company, and a founder of World Wide Bio Med, Inc., a private health-bio care, start up company. Since March 1996 to the present he has owned Global Media Network USA, Inc., which has included management consulting, advisory services. Mr. Alexander devotes approximately 60 to 80 hours per week minimum, and more as required, to the business of the Company.

Douglas Leighton has been a member of the Board of Directors of the Company since February 1, 2008.  Doug is a co-founder and principal of Dutchess Capital Management LLC (“DCM”) and its affiliated firm Dutchess Advisors, LLC, which since 1996 had arranged private equity and debt financings for publicly traded-companies. Mr. Leighton is a director of an affiliated fund, Dutchess Private Equities Fund, Ltd. Since 2000, he has overseen the trading, investment due diligence, transaction structure, and risk management of DCM managed Funds and is a member of the firm's Investment Committee. Doug has over 16 years of experience in securities, investment banking and asset management. In 1990 he received a combined Bachelor of Arts and Bachelor of Science degree in Economics and Finance from the University of Hartford. Mr. Leighton is also a director of City Loan, Inc.

Michael Novielli has been a member of the Board of Directors of the Company since February 1, 2008. Mike is a co-founder and principal of Dutchess Capital Management LLC (“DCM”) and its affiliated firm Dutchess Advisors, LLC, which since 1996 had arranged private equity and debt financings for publicly traded-companies. Mr. Novielli is a director of an affiliated fund, Dutchess Private Equities Fund, Ltd. Since 2000, he has overseen transaction structure, risk management and regulatory compliance for DCM managed Funds and is a member of the firm's Investment Committee. Mike has over 15 years experience in securities, investment banking and asset management including tenure with PaineWebber (now UBS). He received a Bachelor of Science degree in Business from the University of South Florida in 1987. Mr. Novielli is also a director of City Loan, Inc. and Chairman of Siena Technologies, Inc.

Theodore Smith has been a member of the Board of Directors since February 1, 2008. Mr. Smith directs the deal transaction process of DCM investments, which includes deal point discussions, drafting of documentation and closing. Post closing, Mr. Smith assists the company's counsel through the SEC comment period and liases with the company's management throughout the term of the investment. He is also a member of the firm's Investment Committee.  Prior to joining Dutchess in 1998, Mr. Smith was a principal with Geneva Atlantic Capital, LLC where he assisted corporate clients with SEC filing guidelines, business plan preparation and presentation, and financing. Mr. Smith received his BS in Finance and Marketing from Boston College in 1999.  Mr. Smith is also a director of City Loan, Inc. and Execute Sports, Inc.

Douglas D’Agata has been a Director of the Company since February 1, 2008.  Mr. D’Agata is the Director of Research for Dutchess Private Equities Fund since 2004.  From 1998 to 2004, he was a financial advisor at Prudential Securities.  Mr. D ’ Agata graduated from Hobart College with a degree in Political Science in 1993 and received a masters in finance from Bentley College in 2004. Mr. D'Agata is also a director of Execute Sports, Inc.

Compensation

The following tables summarize annual and long-term compensation paid to the Company’s Board of Directors and its Chief Executive Officer and the Company’s four other most highly compensated executive officers whose total annual salary and bonus compensation exceeded $100,000 who were serving as of December 31, 2007 for all services rendered to the Company and its subsidiaries during the last fiscal year.

All shares beneficially owned by the named executives below listed are bound by terms of a Voting Agreement (please see “Exhibit 99.3” to a Report on Form 8-K filed April 7, 2005 incorporated herein by reference).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)

Dennis R. Alexander 13/ (*)	2007	n/a	n/a	-0-	-0-

13/	D.R. Alexander has been with the Company since 1999.
(*)	Please see “Certain Relationships and Related Transactions” for additional discussion on agreements with individual consulting firms.

Options

The following table provides information related to options held by our named executive officers during the fiscal year ended December 31, 2007.

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date

Dennis R. Alexander (1) (3)
Chairman, President, CFO	2,000,000	N/A	0.70	2/9/2009
Dennis R. Alexander (2) (3)
Chairman, President, CFO	600,000	N/A	0.95	11/30/2007

(1) The date of the option agreement with the named executive listed above in the table for 2,000,000 shares underlying unexercised options is August 9, 2004; i) The option exercise price is $.70 per share; ii) The expiration date of the option agreement is four years from the date of Vesting; iii) The Vesting Date is: For and after the expiration of on hundred eighty (180) days following the date of the agreement or February 9, 2005; iv) the Expiration Date for the option agreement 2/9/2009; v) The market price for the underlying restricted common stock on August 9, 2004, the date of grant, and December 31, 2006, was $0.10, and $0.0085, respectively; and vi) The exercise price of the options is equal to or in excess of the fair market value of the stock on the date of grant.

(2) The date of the option agreement with the named executive listed above in the table for 600,000 shares underlying unexercised options is September 30, 2000; i) The option exercise price is $.95 per share; ii) The expiration date of the option agreement is seven years from the date of Vesting; iii) The Vesting Date is: Sixty (60) days following the date of the agreement or November 30, 2000; iv) the Expiration Date for the option agreement 11/30/2007; v) The market price for the underlying restricted common stock on September 30, 2000, the date of grant, and December 31, 2006, was $0.125, and $0.0085, respectively; and vi) The exercise price of the options is equal to or in excess of the fair market value of the stock on the date of grant. These options have expired as of November 30, 2007.

(3) For all option grants listed in the table above the following provision applies: If at any time after the date of this Agreement and prior to the expiration of all Exercise Period(s), the Company proposes to file a registration statement to register any Common Stock (other than Common Stock issued with respect to any acquisition or any employee stock option, stock purchase or similar plan) under the Securities Act of 1933, as amended (the “Securities Act”) for sale to the public in an underwritten offering, it will at each such time give prior written notice to the Optionee of its intention to do so (“Notice of Intent”) and, upon the written request of the Optionee made within 30 calendar days after the receipt of any such notice (which request must specify the number of Option Shares Optionee requests) to be included in the registration, the Company will use its best efforts to effect the registration under the Securities Act of the Option Shares which the Company has been so requested to register, provided, however, that if the managing underwriter shall certify in writing that inclusion of all or any of the Option Shares would, in such managing underwriter’s opinion, materially interfere with the proposed distribution and marketing of the Common Stock in respect of which registration was originally to be effected (such writing to state the basis of such opinion and the maximum number of shares which may be distributed without such interference), then the Company may, upon written notice to the Optionee, have the right to exclude from such registration such number of Option Shares which it would otherwise be required to register hereunder as is necessary to reduce the total amount of Common Stock to be so registered to the maximum amount which can be so marketed.

As of the date of this filing, none of the members of the Board of Directors have entered into any arrangements regarding compensation for their services as such.

Related Transactions

The Company has verbal and month to month contracts with various entities (owned by related parties) to provide accounting, management, and other professional services. The entities, their owners and their amounts are as follows for the fiscal year ended December 31, 2007 listed in the table below.

		*Paid	Accrued
Entity	Related Party	2007	2007
Global Media Network USA, Inc.	Dennis R. Alexander (1)	$89,750	$120,250

*Part of the amounts paid in 2007 for the above named Director was for the unpaid accrual amounts due from 2006.

(1)	Dennis R. Alexander is the Chairman of the Board of Directors, President, and CFO, and is a shareholder of the Company.

Litigation

None of the above-named members of the Board of Directors have been party to litigation in which the Company is the adverse party or have had any material interest adverse against the Company.

Board Meeting

While the Board of Directors had no regularly scheduled physical or special meetings held during fiscal 2007, the Board of Directors business was conducted via Consent(s) to Action in Lieu of Meeting, held Electronically, Telephonically, or In Person, (the “Consent(s)”)). There were a total of 11 consents obtained during fiscal 2007 and all members of the then Board of Directors attended at least 75% of all meetings held by the above listed Consent(s).

Shareholders may send communications to the Company’s Board of Directors at the address stated below under the heading “Additional Information”.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has decided at this time to maintain its Audit Committee but has determined to disband all other committees of the Board of Directors; specifically, its Nominating Committee, Executive Committee, Projects Committee, Compensation and Stock Option Committee, Administration and Legal Committee, Finance Committee, and Shareholder and Investor Relations Committee.

With the exception of Dennis Alexander, none of the elected members of the Board of Directors has previously served as a member of the Company’s Compensation Committee, or any other committee serving similar functions, during the last completed fiscal year.

Compensation Committee

The Company dissolved the Compensation Committee due the Company’s size, financial restrictions, time constraints, and limitations which together prohibits hiring of employees. Various compensatory arrangements during Fiscal 2008, including sub contractors, service providers, advisory and consultation arrangements, will be contracted for by the general Board of Directors. Compensation will be determined by type of service, time required, and prevailing rate for service provider or sub contractor.

Nomination Committee

The Company abolished the Nomination Committee due the Company’s size, financial restrictions, time constraints, and limitations which together prohibits hiring of employees. The process by which Directors are presently appointed to the Company consists of obtaining the majority consent of the major shareholders, and is based on their selection processes.

Audit Committee

That the Audit Committee does not have a charter that governs its activities and is composed of three members: Ms. Joanne Sylvanus, its Chairman, Mr. Dennis Alexander, member, and Ms. Melvena Alexander, member.

The responsibilities of the Audit Committee include: (1) the recommendation of the selection and retention of the Company’s independent public accountants; (2) the review of the independence of such accountants; (3) to review and approve any material accounting policy changes affecting the Company’s operating results; (4) the review of the Company’s internal control system; (5) the review of the Company’s annual financial report to stockholders; and (6) the review of applicable interested party transactions.

RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors has appointed Donahue Associates, L.L.C., as the Company's independent certified public accountants for the fiscal year ending December 31, 2008. Donahue Associates, L.L.C., was the independent public auditor of the Company for the fiscal year ended 2007, and 2006, as amended.

There have been no disagreements between the Company and the Auditors during the term of its relationship.

Audit Related Fees

The aggregate fees billed for the fiscal year ended December 31, 2007 for professional services rendered by Donahue Associates, L.L.C. for the audit of the Company’s financial statements were $22,500 paid in first quarter 2008 for fiscal 2007, and $20,000 paid first quarter 2007 for fiscal 2006. For quarterly review of interim financial statements filed on Form 10-QSB for fiscal 2007 and 2006, $6,500 and, $3,600 respectively, was paid.

Audit-Related Fees

Donahue Associates, L.L.C. did not bill us for any assurance or related services that were related to the performance of the audit of the financial statements.

Tax Fees

Since December 22, 2003 Donahue Associates has not provided any professional services for tax compliance, tax advice and tax planning with the exception of consolidated tax returns for 2007 and 2006, in which $450 and $450 respectively, was paid.

Other Fees

No other fees were paid to Donahue Associates, L.L.C.

AMENDMENTS TO THE ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT OF COMMON STOCK

General

On June 9, 2008 the Board of Directors and the Majority Stockholders the Board of Directors and the Majority Shareholders approved an amendment to the Company’s Articles of Incorporation to effect a Two Hundred (200) for One (1) reverse stock split, whereby, as of the Record Date, for every two hundred shares of Common Stock then owned, each stockholder shall receive one share of Common Stock

Background

The Company currently has 1,320,000,000 shares of Common Stock, and 60,000,000 shares of Preferred Stock authorized, and approximately 1,184,257,619 shares of Common Stock, and 20,000,000 shares of Preferred Stock are outstanding as of the Record Date, respectively. The Board of Directors believes that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of the Company’s stockholders to implement a reverse stock split. In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Company’s stockholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors is not implementing the reverse stock split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

The reverse stock split will be effected simultaneously for all of the Common and Preferred Stock, and the ratio will be the same for all of the Common and Preferred Stock. The reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in fractional share ownership.

The principal effect of the reverse stock split will be to reduce the number of shares of the Common Stock issued and outstanding from approximately 1,184,257,619 shares as of June 9, 2008 to approximately 5,921,289 shares. The combined total taking into effect the conversion of the outstanding convertible preferred stock is expected to reverse the then issued and outstanding from approximately 1,384,257,619 shares as of June 9, 2008, and the date of conversion of the preferred, to approximately 6,921,289 shares.

In addition, the reverse stock split will increase the number of stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Stockholders

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split and we will not be paying any cash to stockholders for any fractional shares from the reverse split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Effect on Registered and Beneficial Stockholders

Upon the reverse stock split, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

Stockholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Computershare, as soon as practicable after the effective date of the reverse stock split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent. No new shares will be issued until outstanding certificate(s) are surrendered, together with a properly completed and executed letter of transmittal, to the transfer agent. Stockholders should not submit any certificate(s) until requested to do so.

Procedure for Effecting Reverse Stock Split

The Company will promptly file a Certificate of Amendment of Articles of Incorporation with the Secretary of State of the State of Nevada to amend its existing Articles of Incorporation. The reverse stock split will become effective on the date of filing the Certificate of Amendment, which is referred to as the “Effective Date.” Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Certificate of Amendment of Articles of Incorporation is set forth in Appendix A to this Information Statement. The text of the Certificate of Amendment of Articles of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Nevada and as the Board of Directors deems necessary and advisable to effect the reverse stock split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the reverse stock split entails various risks and uncertainties, including but not limited to the following:

•
There can be no assurance that the market price per share of the Common Stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the reverse stock split. Accordingly, the total market capitalization of the Company after the reverse stock split may be lower than the total market capitalization before the reverse stock split.

•	After the reverse stock split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split.

•
There can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

•	The reduced number of shares that would be outstanding after the reverse stock split could adversely affect the liquidity of the Common Stock.

Authorized Shares

The reverse stock split will affect all issued and outstanding shares of the Common and Preferred Stock and outstanding rights to acquire the Common and or Preferred Stock. Upon the effectiveness of the reverse stock split, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common and Preferred Stock issued and outstanding.

The Company currently has 1,320,000,000 shares of authorized Common Stock and 1,184,257,619 shares of Common Stock issued and outstanding as of May 22, 2008. Additionally, the Company has 60,000,000 shares of preferred stock of which 20,000,000 shares of its Series C Preferred Stock convertible 1:10 into Common Stock are issued and outstanding as of May 22, 2008. Authorized but un-issued shares of Common and Preferred Stock will be available for issuance, and the Company may issue such shares in the future. However, the Company has no current plans to issue any additional shares of Common or Preferred Stock. If the Company issues additional shares of Common and or Preferred Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table 1 sets forth information regarding the Company’s current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock, and in table 2, Preferred Stock, following implementation of the reverse stock split.

Table 1

	Number of Shares Common Stock Authorized	Number of Shares of Common Stock Issued and Outstanding	Number of Shares of Common Stock Reserved for Issuance	Number of Shares of Common Stock Available for Issuance
As of April 22, 2008	1,320,000,000	1,184,257,619	235,762,000	100,019,619
After 200 for 1 reverse stock split	1,320,000,000	5,921,289	1,178,810	1,312,899,901

Table 2

	Number of Shares Preferred Stock Authorized	Number of Shares of Preferred Stock Issued and Outstanding	Number of Shares of Preferred Stock Reserved for Issuance	Number of Shares of Preferred Stock Available for Issuance
As of April 29, 2008	60,000,000	20,000,000	0	40,000,000
After 200 for 1 reverse stock split	60,000,000	100,000	0	59,900,000

Accounting Matters

The reverse stock split will not affect the par value of the Common Stock. As a result, as of the Effective Date, the stated capital attributable to the Common Stock on the Company’s balance sheet will be reduced proportionately based on the reverse stock split ratio of two hundred-for-one (or such smaller ratio as the Board of Directors may determine), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company. Other than the reverse stock split (and the earlier increase in authorized shares), the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

The Nevada Revised Statutes do not provide for dissenter’s rights in connection with any of the actions described in this Information Statement, and the Company will not provide shareholders with any such right independently.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the proposed reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation). In addition, this summary is limited to stockholders that hold their Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH STOCKHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

The tax treatment of each stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split. Each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

SHAREHOLDERS SHARING AN ADDRESS

The Company will deliver only one information statement to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company undertakes to deliver promptly, upon written or oral request, a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement is delivered. A shareholder can notify the Company that the shareholder wishes to receive a separate copy of the information statement by contacting the Company at the address or phone number set forth below. Conversely, if multiple shareholders sharing an address receive multiple information statements and wish to receive only one, such shareholders can notify the Company at the address or phone number set forth below.

ADDITIONAL INFORMATION

If you have any questions about the actions described above, you may contact Melvena Alexander, Secretary, at 6564 Smoke Tree Lane, Scottsdale, Arizona 85254, Telephone 480-948-6581.

SIGNATURE

Pursuant to the requirements of the Exchange Act of 1934, as amended, the Company has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

/s/ Dennis R. Alexander
Dennis R. Alexander
Chairman, President, and Chief Financial Officer

July 24, 2008

APPENDIX A

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
for Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

EGPI FIRECREEK, INC.

2. The articles have been amended as follows (provide article numbers, if available):

The shareholders holding a majority of the outstanding capital stock of the Company have consented to a reverse split of the Company’s common stock on a 200 to 1 basis.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 71.33%

4. Effective date of filing (optional):

5. Officer Signature (Required): ___________________________________

*
If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.